Exhibit 99.1

Contracts: Jennifer Hallahan Public Relations (631) 342-4746 jennifer.hallahan@ca.com	Sam Pattanayak Investor Relations (631) 342-5208 sambit.pattanayak@ca.com
CA ADOPTS NEW STOCKHOLDER PROTECTION
RIGHTS AGREEMENT
Will Bring Plan to Stockholders for Vote at 2007 Annual Meeting
          ISLANDIA, N.Y., October 16, 2006 – CA (NYSE: CA) today announced that its Board of Directors has unanimously adopted a Stockholder Protection Rights Plan. In response to feedback from CA stockholders and to address corporate governance concerns associated with rights plans, CA will ask its stockholders to vote on its Rights Plan at its 2007 Annual Meeting.
          In connection with the adoption of the Rights Plan, the Company declared a dividend of one right on each outstanding share of CA’s common stock. The dividend will be paid on November 30, 2006 upon expiration of CA’s existing rights plan to stockholders of record on October 26, 2006. The Rights Plan was not adopted in response to any specific effort to acquire control of the Company and is not intended to prevent a takeover at a full and fair price.
          In addition to the customary “flip-in” and “flip-over” provisions, the Rights Plan includes a number of features adopted in response to recommendations by stockholders, including setting the threshold for triggering exercise of the Rights Plan at 20 percent of the outstanding shares rather than 15 percent; a fixed term for the Rights Plan of only three years instead of ten; and a provision requiring a committee of independent directors to assess annually whether the Rights Plan remains in the best interests of CA’s stockholders. The Rights Plan also includes a provision that states that the Rights Plan will not be triggered by a “Qualifying Offer” if holders of at least 10 percent of the outstanding shares of common stock request that a special meeting of stockholders be convened for the purpose of exempting such offer from the Rights Plan, and thereafter the stockholders vote at such meeting to exempt such “Qualifying Offer” from the Rights Plan.
          “CA believes this Rights Plan, which has features similar to those approved by stockholders at other companies, strikes an appropriate balance between empowering the Board of Directors to use a Rights Plan to increase its negotiating leverage to maximize stockholder value and the current best practices in corporate governance that give stockholders a voice in such process,” said Lewis Ranieri, chairman of the Board of Directors. “The ‘Qualifying Offer’ provision of the Rights Plan provides our stockholders the ability to express their preference for or against the offer while also providing our Board with the time to attract and secure potentially superior alternatives to maximize stockholder value. In addition, the annual review of the Rights Plan by independent directors is intended to ensure that the Rights Plan only remains in place if it continues to be in the best interests of the Company and its stockholders.”
          Additional details and a copy of the Rights Plan are included in a Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2006.
          About CA
          CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
          Cautionary Statement Regarding Forward-Looking Statements
          Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the compensation plan of CA’s sales organization may lead to outcomes that are not anticipated or intended as they are implemented, and the commissions plans for fiscal year 2007, while revised, continue to be reviewed; CA may not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in translation losses; and the other factors described in CA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
          This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of CA common stock.
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          Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks and logos referenced herein belong to their respective companies.